Exhibit 99.20

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

ARTICLES OF ASSOCIATION OF "GRUPO AUDIOVISUAL MEDIASET ESPANA COMUNICACION S.A." TITLE I Article 1o •• Legal Regime.-This Company is a Spanish public limited liability company, commercial in nature, and it is governed, in particular, by these Articles of Association and - as required or in addition to, as appropriate -:-by the legislation in force. Article 2.-Name. The Company will be called Grupo Audiovisual Mediaset Espana Comunicaci6n S.A. Article 3.-Corporate Purpose. The Company's corporate purpose will be: Performance of the activities specific to a betting and gambling operator, including the organisation, marketing and operation of games, bets, raffles, contests and, ultimately, any other activities in which sums of money or any form of economically asse sable objects are risked, in relation to future or uncertain results and that enable them to be transferred among the participants, regardless of whether in such activities the players' level of skill takes precedence or they are exclusively or fundamentally a matter of luck and chance; including the advertising, promotion and sponsorship of such activities. All in accordance with Spanish Law 13/2011, of 27 May, on gaming regulations. Article 4.-Term. The Company has been incorporated indefinitely. Article 5.• Commencement of Operations. · The Company will begin t0 operate on the date of execution of the deed of formation. Article 6.-Registered Office. Company has established its registered office at Carretera de Fuencarral a Alcobendas 4, Madrid 28049. The governing body-without requiring a resolution of the General Meeting -:-may decide to relocate the Company's registered office within the same municipality, with the resulting power to adjust the first SOLEDAD VALC. RCEL CCi..JDE Traductora-lnt.tfrprete Jurada de INGt:bf$ __ --------j ....-...._ Mil N.l! J-!L

paragraph of this article to that change. With the single particularity above, such relocation will require compliance with the other general requirements established for all registered office changes.

The governing body is also authorised to create, eliminate and relocate branches, agencies and offices within or outside of Spain.

Article 7.- Acts and Agreements Prior to Registration.

The acts and agreements formalised in the name of the Company before it is registered in the Mercantile Registry will be governed by the rules established especially for them in the specific law.

TITLE II -Share Capital and Shares

Article 8.- Share Capital.

The share capital is established at sixty thousand (60,000) euros and is represented by sixty thousand (60,000) bearer shares of one (1) euro par value each, numbered, consecutively from 1 to 60,000 inclusive. They will be represented by equity securities that may be single or multiple units and will contain all the legal requirements. The share capital has been fully subscribed and paid in full. Each share will entitle the holder to one vote.

Article 9.- Shareholder Status.

Each share gives its lawful owner the status of shareholder and confers on them the rights recognised in the specific law and in these Articles of Association.

Article 10.- Share Transfers.

The transfer of shares will be subject to the rules contained in section 120 and similar provisions of the Spanish Corporate Enterprises Act (*Ley de Sociedades de Capital*).

TITLE III - Corporate Bodies.

CHAPTER 1.- GOVERNING BODY

Article 11.- Definition.

2/11

The following are corporate bodies: The General Meeting. The governing body, established in the form provided for in these Articles of Association. CHAPTER 11.-THE GENERAL MEETING Article 12.·Function. The shareholders, assembled in a General Meeting duly called and convened pursuant to these Articles of Association, will decide by majority on matters specific to ttie jurisdiction of this body. All the shareholders, including those dissenting and those who did not participate at the Meeting, will be subject to the resolutions of the General Meeting, without prejudice to thright or power to contest such resolutions or any other right or power conferred on them by the specific law. Article 13.Types of Meeting. General Meetings may be annual or special and must be called by the governing body. The Annual General Meeting must meet within the first six months of each year to examine the conduct of the Company's business, if appropriate, approve the financial statements for the preceding financial year, and resolve on the distribution of profit or allocation of loss. All General Meetings other than that provided for in the preceding paragraph will be deemed to be Special General Meetings. Article 14.·Method to· r Calling Meetings. The General Meeting, whether annual or special, -with the exception of those related to relocating the registered office abroad, which will comply with the specific regulations related thereto-must be caHed by means of a notice publishedin the Official Mercantile Registry Gazette and through a notice published on the Company's web page, or when the Company does not have a web page, the meeting notice will be published in one of the highest-circulation daily newspapers in the province in which the registered office is located at least one month prior to the date on which the meeting is scheduled to be held. The meeting notice will state the date, time and venue for the Meeting on first call and all the business to be transacted thereaanEl the office of the person·or persons who call the meeting. Meeting notices for Annual General Meetings will also state the right of any shareholder to obtain from the Company, immediately and at no charge, the documents that are to be submitted for the approval of the Meeting and the Auditors' Report, if any. NGLES 3/11 - Mi SCLED. .O VALC./.RCEL .:ONDE Traductora -lnterprete Juradu de I N.11419S · .

In cases of mergers or spin-offs and/or the en bloc assignment of'the assets and liabilities, that set forth in the respective law will apply. The meeting notice. referred to in the preceding paragraphs may also state the date, time and venue for the Meeting on second call, if applicable; there must be at least twenty-four hours between the dates indicated for holding the Meeting on first call and on second call, respectively. If a General Meeting, duly called, whether annual or special, is not held on first call, and the meeting notice does not stipulate a date for the Meeting on second call, notice of the Meeting on second call will be given, with the same agenda, subject to the same publication requirements as those for the Meeting on first call,within fifteen days after the date of the Meeting not held, but at least ten days before the date for which the Meeting is scheduled on second call. Article 15.-Obligation and Right to Call a Meeting or Request that a Meeting be Called The governing body will call an Annual General Meeting by means of a notice that will be published pursuant tothe preceding article sufficiently in advance so that it can be held, whether on first or second call, within the first six months of each year. The governing body may call a Special.General Meeting whenever it deems it to be in the Company's interests to do so. It will also call a Special General Meeting whenever requested by a number of shareholders holding at least five per cent of the share capital, and the request will state the business to be transacted thereat. In such case, the Meeting must be held within two months from the date on which the directors were requisitioned by notary to call the meeting. The governing body will prepare the agenda, and must include .the requested business. In the event that the Annual General Meeting is not called within the statutory period, one may be called, at the request of the shareholders and after hearing the governing body, by the commercial court judge corresponding to the Company's registered office, who will also designate the person who will preside at the meeting. This same call will be made with respect to the Special General Meeting when requested by the number of shareholders referred to in paragraph 1.-of this article. Article 16.-"Universal" General Meetings. I . 4/11

Notwithstanding the preceding articles, a Meeting will be deemed to have been called, and will be validly convened to transact any business anywhere, provided that all the paid-in share capital is present and the attendees agree unanimously to hold a Meeting. Article 17.·Convening of General Meetings. 1.-General Rule.-Annual General Meetings wiH be validly convened on first call when the shareholders attending in person and by proxy. possess at least twenty-five per cent of the subscribed voting share capital. On second call, the Meeting will be validly convened regardless of the share capital attending it. . . . . 2.-Special Cases.-In order for the Annual or Special General Meeting of public limited liability companies to validly resolve to increase or reduce share capital, to amend the Company Articles of Association, issue debentures, disapply or restriCt pre-emption rights on new shares, carry out any alteration of legal form, mergers, spin-offs or transfers en bloc of assets and liabilities or relocate the registered office abroad, the attendance of shareholders in person or by proxy holding at least fifty per cent of the subscribed share capital with voting rights will be required on first call. On second call, the attendance of the holders of twenty five per cent of.the aforementioned shares will suffice. However, when the shareholders attending the meeting represent less than fifty per cent of the share capital with voting rights, the resolutions referred to in the paragraph above may only be validly passed with the affirmative vote of two-thirds of the share capital, either present or represented at the Meeting. Furthermore, the rules of the legislation in force that, to implement the amendments to the Articles of Association indicated, require the acquiescence or consent of all the interested parties, the special resolution of the majority of shares of the type or each one of the types affected, or the majority of the affected and unaffected portions of the shares of the same type, in their respective cases. Article 18.·Attendance and Proxies. Shareholders who evidence their status as such to the Company in the manner established by the specific law are entitled to attend the Meetings. All shareholders entitled to attend may be represented by another person who need not be a shareholder. Proxies will be appointed in writing specifically for each Mee ing. This final requirement will not apply where the proxy is a spouse or an ascendant or descendant of the person represented or is the holder of a general power of attorney conferred in a deed to manage all the shareholders' assets in Spain. Where there has been a public request to act as a proxy, such public request will be governed by the provisions of the specific law. 5/11

Article 19.-Meeting Venue and Time. ,General Meetings will be held in the place where the Company has its registered office on the date set in the meeting notice, but sessions may be extended for one or more consecutive days. An extension may be approved at the proposal of the governing body at the request of a number of shareholders representing one quarter of the share capital attending in person at the'Meeting. Whatever the number of sessions, the Meeting will be treated as one session and a single set of minutes for all of them will be drawn up. Article 20.-Manner of Debating and Passing Resolutions. 0 0 Before dealing with the agenda, a list of attendees will be drawn up, specifying the nature or authority of each and the number of shares .held by them or belonging toothers with which they attend the, Meeting, . where applicable. At the bottom of the list, the number of shareholders attending in person·or by proxy will be determined, as will the amount of share capital owned by them, specifying the shares relating to shares with voting rights. The Meeting Chairperson will moderate debates, first inviting those who have so requested in writing to take the floor and then those who have so requested orally at the Meeting, at all times in strict order of request within that preference. Each item on the agenda will be voted on separately. The resolutions will be passed by majority of the shares with voting rights attending the Meeting in person or by proxy, except when a law requires a different majority. Article 21.·Minutes and Certificates thereof. Minutes of the Meeting may be approved by the Meeting itself immediately after it has been held and, failing this, within fifteen days by the Chairperson and two tellers, one representing the majority and the other the minority. The Minutes approved by either of these two methods will be enforceable as from the date of their approval. Minutes will be recorded in a duly legalised Book of Minutes and be signed by the Meeting Secretary and countersigned by whomsoever has acted as Meeting Chairperson and, as the case may be, by the two tellers referred to in the preceding paragraph. Certificates of minutes and of the resolutions of the General Meeting will be issued pursuant to section109 of the Mercantile Registry Regulations. When. during the Meeting itself the persons authorised to issue certificates are removed from office, the certificate may be issued by those removed, together with the newly appointed persons. In such cases, if the certificate is issued only by the latter, it will only be valid if it is accompanied by a duly authenticated . 6/11 notice to the preceding holders and its registration will then be governed by that set forth in the Mercantile Registry Regulations.

The Notarial Certificate of the General Meeting will be governed by specific regulations.

The resolutions of the Meeting will be recorded in public deeds by the person who is authorised to certify them. For any other person to record them in a public deed, the appropriate power of attorney — which may be general in nature for all types of resolutions — must be granted.

CHAPTER III.- THE GOVERNING BODY

Article 22.

The governing body will be a Board of Directors comprised of a minimum of three persons and a maximum of nine and the Board will designate at least a Chairperson and Secretary.

It may also appoint one or more deputy chairpersons, deputy secretaries and CEOs. The Secretary, and where applicable, the deputy secretaries may be non-directors.

The Board will meet as many times as the Company's interests so demand and will be called by the Chairperson of the Board. The annual meeting notices will be issued by letter, fax, telegram or e-mail and will be authorised with the signature of the Secretary or the Deputy Secretary by order of the Chairperson. The meeting notice will be issued at least five days in advance. However, in extraordinary situations, the Board of Directors may be immediately convened by telephone or any other means.

The meeting notice will always include the agenda for the meeting and will be accompanied by the duly prepared and summarised relevant information.

Without prejudice to the foregoing, the Board of Directors will be validly convened without requiring a meeting notice if with all of its members in attendance, in person or by proxy, they unanimously agree to hold a meeting and on the agenda detailing the business to be transacted.

Persons involved in any legal incompatibility or prohibition among those included in Spanish Law 12/1995 and Madrid Autonomous Community Laws 7/84 and 14/95 and others specific to the Autonomous Communities.

Article 23.- Representation of the Company.

Scope.- Management and representation, in and out of court, of the Company corresponds to the governing body.

Power of attorney will extend to all acts comprised in the corporate purpose stipulated in the Articles of Association. Any restriction on the powers of attorney of the governing body, even if registered in the Mercantile Registry, will be ineffective against third parties.

Mª SOLEDAD VALCÁRCEL CONDE
Traductora-Intérprete Jurada de INGLÉS
N.º 4195

7/11

The Company will be liable to third parties who have acted in good faith without gross negligence, even where, -as a result of these Articles of Association registered at the Mercantile Registry, the act is not included in the corporate purpose. Articfe 24.-Appointment. The General Meeting is responsible for appointing directors and may also establish the guarantees they must provide or release them from this obligation. If no guarantee is expressly imposed during their appointment, it will be understood that it has been waived. Directors are not required to be shareholders to be appointed as directors. The appointment of directors will take effect from the date of their acceptance and must be filed ·for registration at the Mercantile Registry with all relevant requirements, within ten days thereof. As an exception, the first directors will be appointed in the deed of formation under the terms established in the specific law. Article 26.-Term. The governing body will hold office for a period of SIX YEARS. It may be re-elected, one or IT)Ore times, for t.he same six-year period. Directors not appointed for a fixed period will be understood as appointed for the aforementioned six-year period. The appointment of directors by the General Meeting by years will expire when, the period has elapsed and a General Meeting has been held or the legal period for holding the Annual General Meeting has elapsed. Article 27.-Dismissal. · The General Meeting niay resolve at any time to dismiss the directors. Article 28.-Unpaid Nature. The office of director is not remunerated. · TITLE IV.-Financial Year, Financial Statements and Distribution of Profit. Article 29.-Financial year; 8/11

The finan'cial year ends on 31 December of each year, except for the first year that will begin on the date the deed of formation of the Company is executed. Article 30.-Financial Statements The financial statements will comprise the balance sheet, income statement, statement of changes in equity,. notes to the financial statements and, where applicable, the statement of cash flows; these documents will compose a unit, will be drafted in the manner and with the content established by the specific law and the Spanish Commercial Code (C6digo de,-Comercio). The governing body is required to prepare the financial statements, the directors' report and the proposed distribution of profit or allocation of loss, and, if applicable, the consolidated financial statements and consolidated directors' report, within not more than three. months from the end of the financial year. The financial statements and the directors' report will be signed by the directors. Should the signature of any of them be missing, this fact will be stated on each document on which it is missing together with the reason. The financial statements and directors' report will be audited by auditors in the manner and cases determined by the specific law. Article 31.· Distribution of Profit or Allocation of Loss and Legal RESERVE. The financial statements will be approved by the General Meeting. The General Meeting will resolve upon the distribution of profit or allocation of loss in accordance with the approved balance sheet. Once the provisions stipulated by law or by the Articles of Association are covered, dividends may only be distributed with a charge to profit for the year or to unrestricted reserves, if the value of equity is not, or as a result of the distribution, does not become, less than the share capital. If there are retained losses that cause the value of the Company's equity to be less than its share capital, the profit will be used to offset these losses. Likewise, that set forth in the specific law with respect to the amortisation of start-up expenses, research and development and the acquisition of goodwill will be take into account. In any event, ten per cent of the profit for the year will be transferred to the legal reserve until this reserve reaches at least twenty per cent of the share capital. Until that threshold is surpassed, the legal reserve may only be used to offset losses where there are no other available reserves sufficient for such purpose. Dividends will be distributed to the·ordinary shareholders pro rata to the capital paid in by them. Payment of interim dividends may only be resolved upon by the General Meeting under the terms established by the specific law: l'" .CEL CCr·' DE rpreL Jurada de INGLES --------·--··-·9/Tr· · M!!! SOLEDAD Vi Traductora-lnte N.ll 4195

Article 32.- Filing with the Mercantile Registry.

Within one month following the approval of the financial statements and other documents established by the specific law and the Mercantile Registry Regulations, they will be filed with the Mercantile registry in the cases and under the terms specified.

TITLE V

Article 33.- Amendment of Articles of Association, Increase and Reduction of Share Capital. Article 33.- General Rule.

Any amendment of the Articles of Association will be resolved by the General Meeting and will meet the following requirements:

1. The governing body or, as the case may be, the shareholders proposing the amendment, must draw up a written proposal stating the reasons for it.

2. The items to be amended must be clearly stated in the notice convening the meeting.

3. The meeting notice must state the shareholders' right to examine at the registered offices the complete text of the proposed amendment and of the report thereon and to request that those documents be delivered or sent to them free of charge.

4. The resolution must be passed by the General Meeting in accordance with the provisions of Article 18, 2.- of these Articles of Association.

In any case, the resolution will be recorded in a public deed, which will be registered at the Mercantile Registry and published in the Mercantile Registry Official Gazette.

Article 34.-Special Rules.

For all other matters, the rules in force for the specific cases they regulate will apply.

Article 35.- Capital Increases and Reductions.

The methods, requirements and other circumstances of the share capital increase and reduction will be governed by the provisions in force.

TITLE VI.- Dissolution and Liquidation

10/11

Article 36.·Dissolution. • I The Company will be dissolved in the cases and subject to the requirements established by the specific law. I Article 37.· Liquidation ,Once the Company has been dissolved a liquidation period will commence, except in those cases in which · it is not legally required. The General Meeting is responsible for appointing an odd number of one or more liquidators at the same time or after the resolution to dissolve has been passed. During liquidation, the rules established by the laws in force will be observed. . . . MiiSOL!':' J)VA'C..r..rtcr:LCCr'DE GL\ S Traductorts-lntl!rprete .iurada de IN , N.9 4 ;;! _ · 11/11 ··-·--------·..----- ..

E M'SOLEPAD VAI.c.:A Traductora-lnterpre N,114195 R te Mrs. Ma Soledad Valcarcel Conde, Sworn English Translator-Interpreter, designated by the Ministry of Foreign Affairs and Cooperation, hereby certifies that the foregoing is an accurate and complete translation into English of a document written in Spanish. Madrid, 17 June 2019. , Signed: Ma Soledad Valcarcel Conde Dofia Ma Soledad Valcarcel Conde, Traductor Interprete Jurado de Ingles, nombrado por el Ministerio de Asuntos Exteriores y de Cooperacion, certifica que Ia que antecede es una traduccion fiel y completa al ingles de un documento redactado en espafiol. En Madrid, a 17 de junio de 2019. Firmado: Ma Soledad Valcarcel Conde

ESTATUTOS DE LA SOCIEDAD "GRUPO AUDIOVISUAL MEDIASET ESPANA COMUNICACION S.A TITULO I Articulo 1 o •• Regimen Juridico.-Esta Sociedad es de nacionalidad espanola, de forma an6nima, tendra naturaleza mercantil, rigiendose especialmente par estos Estatutos, · y -con caracter imperativo o supletorio, segun proceda,-par el Derecho positivo vigente. Articulo 2°.·Denominaci6n. La Sociedad se denominara Grupo Audiovisual Mediaset Espana Comunicaci6n S.A. Articulo 3°.·Objeto. La Sociedad tendra par objeto: La realizaci6n de las actividades propias de un operador de . juegos y apuestas, entre elias Ia organizaci6n, comercializaci6n y . explotaci6n de juegos, apt, estas, rifas, concursos y, en fin, de cualesquiera otras en las que se arriesguen cantidades de dinero u objetos econ6micamente evaluables en cualquier forma, sabre resultados futuros e inciertos, y que permitan su transferencia entre los participantes, con _ independencia de que predomine en elias el grado de destreza de los jugadores o sean exclusiva o fundamentalmente de suerte, envite o azar; incluidas las de publicidad, promoci6n y patrocinio de tales actividades. Todo ella de acuerdo con Ia Ley 13/2011, de 27 de mayo, de regulaci6n del juego. Articulo 4°.·Duraci6n. La duraci6n de Ia Sociedad es indefinida. Articulo 5°.·Comien.zo de las operaciones. La Sociedad dara comienzo a sus operaciones el dia del ?torgamiento de Ia escritura de constituci6n. Articulo so.· Domicilio. La sociedad fija su domicilio en Madrid 28049, Carretera de Fuencarral a Alcobendas 4. El 6rgano de administraci6n -sin necesidad de acuerdo de Ia Junta General-podra decidir el traslado del domicilio de Ia sociedad dentro del mismo termino municipal, con Ia consiguiente facultad de adecuar a r:/nc:;t :"'r'::'E r,:·ret. ce INGLES L 41 _? -----1 7 JUN 2019 .iurad<. . .HT t11ll SOL::!.:').[) \'J....' TradCJctora-ln .(

este cambia el parrafo primero de este articulo. Con Ia sola especialidad anterior, dicho traslado exigira el cumplimiento de los restantes requisites establecidos con caracter general para todo cambia de. domicilio. Tambien es competencia del 6rgano de administraci6n crear, suprimir y trasladar sucursales, agencias y delegaciones dentro o fuera de Espana. Articulo 7°.·Actos y contratos anteriores a Ia inscripci6n. Los actos y contratos celebrados en nombre de Ia Sociedad antes de su inscripci6n en el Registro Mercantil, sregiran por las normas est blecidas especialmente para ellos en Ia Ley especial. TITULO II -Capital y acciones Articulo 8°.·Capital. El capital social se fija en sesenta mil (60.000) euros, representado por sesenta mil (60.000) acciones nominativas, de un (1) euro de valor nominal cada una, numeradas correlativamente del 1 al 60.000, · ambos inclusive. Estaran representadas por titulos que podran ser unitarios o multiples y contendran todos los requisites legales. El capital social esta totalmente suscrito y desembolsado. Cada acci6n da derecho a un voto. Articulo 9°.·Condici6n de socio. La acci6n confiere a su titular legitimo Ia condici6n de socio, y le atribuye los derechos reconocidos en Ia Ley especial yen estos Estatutos. Articulo 10° .·Transmisi6n de acciones. La transmisi6n de acciones se sujetara a las normas · contenidas en los articufos 120 y demas concordantes de Ia Ley de Sociedades de Capital. TITULO Ill -6rganos de Ia Sociedad CAPiTULO 1.-ORGANO DE ADMINISTRACION 2/11

Articulo 11°.·Determinacion. Son organos de Ia Sociedad: La Junta General de Accionistas. El Organa de Administracion, constituido en Ia modalidadprevista en los presentes Estatutos Sociales. CAPITULO 11.-LA JUNTA GENERAL Articulo 12°.·Funci6n. Los accionistas, reunidos en Junta General, debidamente convocada y constituida conforme a los presentes Estatutos, decidiran por mayoria en los asuntos propios de Ia competencia de este organa. Todos los accionistas, incluso los disidentes y los que no han participado en Ia reunion, quedaran sometidos a los acuerdos de Ia Junta General, sin perjuicio de los derechos o facultades de impugnaci6n y de otra indole concedidos a aquellos por Ia Ley especial. Articulo 13°.·Clases. Las Juntas Generales podran ser ordinarias o extraordinarias y habran de ser convocC;\das por el organa de administracion. La Junta General Ordinaria se reunira necesariamente dentro de los seis primeros meses de cada ejercicio, para censurar Ia gestion social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sabre Ia aplicacion del resultado. · Toda Junta que no sea Ia prevista en el parrafo anterior tendra Ia consideracion de Junta General Extraordinaria. Articulo 14°.·.Forma de Ia convocatoria. La Junta General, ordinaria o extraordinaria, -con excepcion de Ia que trate sabre el traslado del domicilio ocial al extranjero, que debera' remitirse a su regulacion especifica-, debera ser convocada mediante anuncia publicado en e.l Boletin Oficial del Registro Merca_ntil y mediante -anuncio publicado en Ia pagina Web de Ia sociedad, o cuando Ia sociedad no tenga pagina Web, Ia convocatoria se publicara en uno de los diaries de mayor circulacion en Ia provincia en que este situado el domicilio social, par lo ri1enos un mes antes de Ia fecha fijada para su celebracion. El anunclo expresara Ia fecha, precisando Ia hora y Iugar, de Ia reunion, en primera convocatoria, todos los asuntos que han de tratarse en ella y el cargo de Ia persona o personas que realicen Ia convocatoria. Ademas, en Ia convocatoria de Ia Junta Ordinaria, debera hacerse mencion del derecho de cualquier accionista a obtener de Ia Sociedad, de forma inmediata y gratuita, los documentos que han de ser sometidos a Ia aprobacion de aquella y elinforme de los auditores de cuentas, si lo hubiere. I En los casas de fusion o escision y/o Ia cesion global del activo y pasivo se estara a lo dispuesto en Ia Ley respectiva. En el anuncia al que se refiere los parrafos anteriores, podra asimismo hacerse constar Ia fecha con hora y Iugar, en Ia que, si pr,ocediera, se reunira Ia Junta en segunda convocatoria; entre las fechas serialadas respectivamente para Ia primera y Ia segunda convocatoria debera mediar, par lo menos, un plaza de veinticuatro horas. Si· la Junta General, debidamente convocada, cualquiera que sea su clase, nose celebrara en primera . convocatoria ni se hubiere previsto en su anuncio Ia fecha de Ia segunda, debera esta ultima ser anunciada, con el mismo arden del dia y con los mismos requisitos de publicidad que Ia primera, dentro de los quince dias siguientes a Ia fecha de Ia Junta no celebrada y con al menos diez dias de antelacion, a Ia fecha fijada para Ia reunion. Articulo 15°.·Obligaci6n y facultad de hacer o pedir Ia convocatoria El organa de administracion debera convocar Ia Junta ordinaria, mediante anuncio que habra de ser publicado, conforme al articulo anterior, con Ia suficiente antelacion para que pueda reunirse, ya sea en primera o en segunda convocatoria, dentr6 del citado plaza de los seis primeros meses de cada ejercicio. El mismo Organa de Administracion, podra convocar Ia Junta General Extraordinaria, siempre que lo estime conveniente para los intereses sociales. Debera asimismo convocarla cuando lo soliciten socios que sean titulares de, al menos, un cinco par ciento del capital social, expresando en Ia solicitud los asuntos que hayan de tratarse en Ia Junta; en este caso, Ia Junta debera ser convocada para celebrarse dentro de los dos meses siguientes a Ia fecha en que se hubiere requerido notarialmente a los administradores para convocarla. Este confeccionara el arden del· dia incluyendo necesariamente los asuntos que hubieren sido objeto de solicitud. Si Ia Junta General Ordinaria no fuere corwocada dentro del plaza legal, podra serlo, a peticion de los socios y con audiencia del Organa de Administracion, par el Juez de lo Mercantil del domicilio social, quien,. ademas designara Ia persona que habra de presidirla. Esta misma convocatoria habra de realizarse respecto de Ia Junta General Extraordinaria cuando lo solicite el numero de socios al que se refiere el apartado 1.-de este art.iculo. 4/11

Articulo 16°.-Junta Universal. No obstante lo dispuesto en los articulos anteriores, Ia Junta se entendera convocada, y quedara validamente constituida para tratar cualquier asunto, y en cualquier Iugar, siempre que este presente todo el capital desembolsado y los asistentes acepten par unanimidad su celebracion. Articu.lo 17°.-Cons'tituci6n de Ia Junta. 1.-Regia generai.-La Junta General quedara validamente constituida en primera convocatoria cuando los accionistas presentes y representados posean, al menos, el veinticinco par ciento del capital suscrito con derecho a voto. . . . . . En segunda convocatoria, sera valida Ia constitucion de Ia Junta cualquiera que sea el capital concurrente a Ia misma. 2.-Supuestos especiales.-Para que Ia Junta General, Ordinaria o Extraordinaria, el aumento o Ia reduccion de capital y cualquier otra modificacion de los estatutos sociales, Ia emision de obligaciones, Ia supresion o Ia limitacion del derecho de adquisicion preferente de nuevas acciones, asi como Ia transformacion, Ia fusion y escision o Ia cesion global de activo y pasivo y el traslado de domicilio al extranjero, sera necesaria, en primera convocatoria, Ia concurrencia de accionistas presentes o representados que posean, al menos, el cincuenta par ciento del capital suscrito con derecho a voto. En segunda convocatoria, sera suficiente Ia concurrencia del veinticinco por ciento de dicho capital. Pero cuando concurran accionistas que representen menos del cincuenta por ciento del capital suscrito con derecho a voto, Los acuerdos a los.que se refiere el parrafo anterior solo podran adoptarse validamente con el voto favorable de los dos tercios del capital presente y representado en Ia Junta, Ademas, deberan cumplirse aquellas riormas de derecho positivo que para Ia adopcion de las modificaciones estatutarias que serialan, exijan imperativamente Ia aquiescencia o consentimiento de · todos los interesados, el acuerdo especial de Ia mayoria de las acciones de Ia dase o de cada una de las clases. afectadas, o Ia mayoria de las partes afectadas y las partes no afectadas de acciones de Ia misma clase, esus casas respectivos. Articulo 18°.-As.istencia y representaci6n. Tienen derecho a asistir a las Juntas los accionistas que acrediten su condiciori de tales ante Ia Sociedad en Ia forma establecida por Ia Ley especial. Todo accionista que te·nga derecho de asistencia podra hacerse representarpor otra persona, aunque esta no sea accionista. La representacion debera conferirse por escrito y con caracter especial para cada Junta. Este ultimo requisito no sera aplicable cuando el representante sea el conyuge o un ascendiente o un descendiente del representado ni tampoco cuando aquel ostente poder general conferido en documento publico con facultades para administrar todo el patrimonio que el representado tuviere en territorio nacional espana!. Si ha habido solicitud publica de representaci6n, esta se r gira par Ia dispuesto en Ia Ley especial. Articulo 19°.·Lugar y tiempo de Ia celebraci6n. Las Juntas Generales se celebraran en Ia localidad donde Ia Sociedad tenga su domicilio y en Ia fecha senalada en Ia convocatoria, pero sus sesiones podran ser prorrogadas consecutivos. La p 6rroga podra acordarse_ a propuesta del Organ? de Administraci6n a durante uno o mas dias etici6n de un numero de · socios, que represente Ia cuarta·parte del capital presente en Ia Junta. Cualquiera que sea el numero de sus sesiones, Ia Junta se considerara unica, levantandose una sola Acta para todas aquellas. \ Articulo 20°.·Modo de deliberar y de adoptar acuerdos. Antes de entrar en el arden del dia, se formara Ia lista de los asistentes, expresando el caracter o Ia representaci6n y el numero de acciones propias o ajenas con que concurren, en sus casas. AI final de Ia lista se determinara el numero de accionistas presentes o representados, asi como el importe del capital de que sean titulares, especificando el que corresponde a las acciones con derecho a voto. El Presidente de Ia Junta dirigira las deliberaciones, concediendo Ia palabra primero a los que Ia hayan solicitado porescrito, y despues, a los que Ia piden verbalmente en Ia reunion, y siempre par riguroso arden de petici6n dentro de esa.preferencia. . Cada uno de los puntas del arden del dia sera objeto de votaci6n par separado. Los acuerdos se adoptaran par mayoria de las acciones con derecho a voto presentes o representadas en Ia Junta, excepto cuando una norma legal imperativa exija una mayoria distinta. Articulo 21 °.· Aetas y sus Certificaciones. El Acta de Ia Junta podra ser aprobada par esta misma a continuaci6n de haberse celebrado y, en su defecto, y dentro del plaza de quince dias, par el Presidente y dos interventores, uno en representaci6n de Ia mayoria y otro par Ia minoria. El Acta aprobada en cualquiera de estas dos formas tendra fuerza ejecutiva a partir de Ia fecha de su aprobaci6n. Las etas se haran constar en un Libra de Aetas debidamente legalizado, y seran firmadas par el Secretario de las Juntas Generales ode Ia sesi6n, con el Vista Bueno de quien en ella hubiera actuado . como Presidente, y, ademas, en su caso, par los dos interventores expresados en el parrafo anterior. 6/11

Las certificaciones de las Aetas y de los acuerdos de Ia Junta General se expediran con arreglo a lo dispuesto en el articulo 109 del Reglamento del Registro Mercantil. Cuando en Ia propia Junta cesen en su cargo las personas que tengan Ia facultad certificante, Ia certificacion podra expedirse por los mismos cesados juntamente con los nuevas nombrados; si Ia certificacion se expide unicamente por los ultimos, solo tendra efecto si se acompafiase notificacion fehaciente a los anteriores ' titulares y rigiendose / entonces su inscripcion por-lo dispuesto en el Reglamento del Registro Mercantil. Se regira por Ia normativa especial el Acta Notarial de Ia Junta General. La elevacion a publicos de los acuerdos de Ia Junta General corresponde a Ia persona que tenga facultad para certi{icarlos. La elevacion a in.strumento publico por cuplquier otra persona requerira el otorgamiento de Ia oporturia escritura de poder, que podra ser general para todo tipo de acuerdos. CAPITULO Ill.·EL ORGANO DE ADMINISTRACION. Articulo 22°. Elorgano de administracion estara constituido por un Consejo de Adrninistracion, que se compondra de un minima dtres personas o un maximo fie nueve y que, en su seno se designara al menos a los cargos de Presidente y Secretario. Se podra tambien nombrar uno o varios vicepresidentes y uno o varios vicesecretarios y podra nombrar uno o· mas Consejeros-Delegados. El Secretario; ·y en su caso, los vicesecretarios podran ser no consejeros. El Consejo se reunira cuantas veces lo exija el interes de Ia sodedad, (sera convocado por el Presidente de dicho Consejo. La convocatoria de las sesiones ordinarias se efectuara por carta, fax, telegrama o correo electronico, ·y estara aut rizada con Ia · firma del Secretario o del Vicesecretario por arden del Presidente. La convocatoria se cursara COt'J una antelacion minima de cinco dias. No obstante, en situaciones extraordinarias eL Consejo de Administracion podra convocarse inmediatamente por telefono o cualquier otro niedio. La convocatoria 'incluira siempre el arden del dia de Ia sesion y se acompafiara de Ia informacion relevante debidamente preparada y resumida. Sin perjuicio de lo anterior, el Consejo de Administracion se entendera validamente constituido sin necesidad de convocatoria si, presentes o representados todos sus miembros, · aceptasen por unanimidad Ia celebracion de sesion y los puntas a tratar en el arden del dia. No podran integrar el organa de administracion personas incursas en cualquier causa legal de incompatibilidad o prohibicion entre· elias Ia Ley 12/1995 y las Leyes 7/84 y 14/95, ambas Comunidad Autonoma de Madrid y otras especificas de las Comunidades Autonomas. de Ia / 17 JUN 2019 ·· :-,.. E--, ( Mil S. T( d ,_ ---•..:. 'GLES . 7/1·-1 - --1·9-·. ··---· ---·-· ·-----... JL;......_.-v· A'-,--;-, . c:cr. .-lntc.·p.-.: ur::::c<. c. • • ·..r-· - .

Articulo 23°.·Representaci6n de Ia Sociedad. Ambito.-La administraci6n y representaci6n, en Juicio o fuera de el, de Ia Sociedad, corresponde al Organa de Administraci6n. La representaci6n se extendera a todos los aetas comprendidos en el abjeto social delimitado en estos Estatutos. Cualquier limitaci6n de las facultades representativas del Organa de Administraci6n, aunque se halle inscrita en el Registro Mercantil, sera ineficaz frente a terceros. La Sociedad quedara obligada frente a terceros que hayan obrado de buena fe y sin culpa grave, aun· cuando se desprenda de estos Estatutos inscritos en el Registro Mercantil que el acto no esta comprendido en el objeto social. Articulo 24°.·Nombramiento. El nombramiento de los Administradores corresponde a Ia Junta General, Ia cual podra, ademas, fijar las garantias que aquellos deben prestar a relevarles de esta obligaci6n. Si en el nombramiento nose ha impuesto expresamente ninguna garantia, se .entendera que se ha concedido su dispensa. Para ser nombrado Administrador no se requiere Ia cualidad de accionista. El nombramiento de Administradores surtira efectos desde el momenta de su aceptaci6n y debera ser presentado a inscripci6n en el Registro Mercantil, con los requisitos pertinentes, dentro de los diez dias siguientes a Ia fecha de aquella. Por excepci6n, los primeros Administradores seran nombrados en Ia escritura de constituci6n en los terminos establecidos en Ia Ley especial. Articulo 26° .·Plazo. El Organa de Administraci6n ejercera su cargo por plaza de SEIS ANOS. Podra ser reelegido, una o mas veces, con el mismo plaza de seis aiias. El nombramiento de Administradores sin fijaci6n de plaza se entendera efectuado por el dicho plaza de . seis aiios. Caducara el .nombramiento de Administradores por Ia Junta General hecho por aiios, cuando, vencido su plaza, se h ya celebrado despues· una Junta General o haya transcurrido el termino legal para Ia reunion de Ia Junta General Ordinaria. Articulo 27°.·Separaci6n; La separaci6n de los Administradores podra ser acordada en cualquier momenta porIa Junta General. 8/11

Articulo 28° .-Caracter no retribuido. El cargo de Administrador no es retribuido. TITULO IV .-Ejercicio .social, cuentas anuales y aplicaci6n de beneficios. Articulo 29°.-Ejercicio social. · El ejercicio social termina el treinta y uno de Diciembre de cada af\o, salvo el primero que empezara en · Ia fecha del otorgamiento de Ia escritura de constituci6n de Ia Sociedad. Articulo 30°.·Cuentas anuales. Las cuentas anuales comprenderan el balance, Ia cuenta de pem::lidas y ganancias y un estado que refleje los cambios en el patrimonio neto del ejercicio, Ia memoria y, en su caso, el estado de flujos de efectivo; 'estos documentos forman una unidad; se redactaran en Ia forma y con el contenido que establecen Ia Ley especial y el C6digo de Comercio. El 6rgano de Administraci6n esta obligado a formular, en el plazo maximo de tres meses contados a partir del cierre del ejercicio social, las cuentas anuales, el informe de gesti6n y Ia propuesta de aplicaci6n del resultado, asi como, .en su caso, las cuentas y el informe de gesti6n consolidados. Las cuentas anuales y el informe de gesti6n deberan ser firmados por los administradores. Si faltare Ia firma de alguno de ellos se sef\alara en cC;'da uno de los documentos en que fait, con expresa indicaci6n de Ia causa. La verificaci6n de las cuentas anuales y del informe de gesti6n por auditores de cuentas se realizara en Ia forma y casos que determina Ia Ley especial. Articulo 31 °.·Aplicaci6n del resultado y reserva legal. Las cuentas anuales se aprobaran porIa Junta General de Accionistas. La Junta General resolvera sobre Ia aplicaci6n del resultado del ejercicio de acuerdo con el balance aprobado. Una vez cubiertas las atenciones previstas por Ia Ley o los Estatutos, solo podran repartirse dividendos con cargo albeneficio del ejercicio, o a reservas de libre disposici6n, si el valor del patrimonio neto contable noes o, a consecuencia del reparto no resulta ser inferior al capital social. Si existieran perdidas de ejercicios anteriores que hicieran que ese· valor del patrimonio neto de Ia Sociedad fuera inferior a Ia cifra del capital social, el beneficia se destinara a Ia compensaci6n de estas perdidas; igualmente se tendra en cuerita lo previsto en Ia Ley especial respecto de amortizaci6n de gastos de establecimiento, de investigaci6n y 9esarrollo, y de adquisici6n del fondo de comercio. 17 JUN Z019

En todo caso, una cifra igual al diez por ciento del beneficia del ejercicio, se destinara a Ia reserva legal hasta que esta alcance, al menos, el veinte por ciento del capital social. La reserva legal mientras no supere el limite indicado, solo podra destinarse a Ia compensacion de perdidas en el caso de que no existan otras reservas disponibles suficientes para este fin. La distribucion de dividendos a los accionistas ordinarios se realizara en proporcion al capital que hayan desembolsado. La distribucion de cantidades a cuenta de los dividendos solo podra aco darse por Ia Junta General en .los terminos que establece Ia Ley especial Articulo 32°.-Deposito en el Registro Mercantil. El deposito en el Registro Mercantil de las cuentas anuales y demas documentos que establece Ia Ley espeCial y el Reglamento de dicho Registro se hara, en.los casos y terminos que determinan,. dentro del mes siguiente a Ia aprobacion de aquellas porIa Junta General. TITULOV Articulo 33°.·Modificaci6n de Estatutos, Aumento y Reducci6n del capital. Articulo 33° Norma General. La modificacion de estos Estatutos debera ser acordada por Ia Junta General y exigira Ia concurrencia de los siguientes requisitos: · 1 °. Que el organa de Administracion o, en su caso, los accionistas autores de Ia propuesta: formulen un informe escrito con Ia justificacion de Ia misma. 2°. Que se expresen en Ia convocatoria, con Ia debida claridad, los extremos que hayan de modificarse. 3°. Que en el anuncio de Ia convocatoria se haga constar el derecho que corresponde a todos los accionistas de examinar en el domicilio social el texto integra de Ia modificacion propuesta y del informe sobre Ia misma, y de pedir Ia entrega o el envio gratuito de. dichos docu.mentos. 4o. Que el acuerdo sea tornado por Ia Junta de conformidad con lo dispuesto en el Articulo 18°, 2.-de estos Estatutos. En todo caso, el acuerdo se hara constar en escritura publica que se inscribira en el Registro Mercantil y se publicara en el Boletin Oficial del Registro Mercantil. Articulo 34° .-Normas especiales. En lo demas, sera de aplicacion las normas vigentes para los supuestos especiales que regulan. 10/11

Articulo 35°.-Aumento y reducci6n de capital. Se regirim par las disposiciones vigentes las modal.idades, los requisitos y las demas circunstancias del aumenta y de Ia reducci6n del capital social. TITULO VI.·Disoluci6n y liquidaci6n · Articulo 36°.·Disoluci6n. La Sociedad se disolvera en los casas y con los requisitos establecidos en Ia Ley especial. Articulo 37° .·Liguidaci6n. Una vez disuelta Ia Sociedad, se abrira el periodo de liquidaci6n, salvo en los supuestos en que legalmente no proceda. · Corresponde a Ia Junta General el nombramiento de los liquidadores, uno o mas en numero impar, simultanea o posteriormente al acuerdo de disoluci6n. En Ia liquidaci6n se observan las reglas que fija Ia normativa vigente. ___ __tLJUN 20_._ .. , 11/11 1\ i: srJLI::.J. • Traductora -lo1tfq:,cJrad.. ce INGLES N.S141SS ', ··E \'AIC/ r :.: t.: J: